UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2006

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-14303	36-3161171

(Commission File Number)	(I.R.S. Employer Identification Number)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of principal executive offices)	(zip code)

(313) 758-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURE

Section 1—Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On February 2, 2006, the Board of Directors (the “Board”) of American Axle & Manufacturing Holdings, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board (the “Committee”) approved changes to the Company’s compensation program and stock ownership guidelines for its non-employee directors (each, “Director”).

As approved by the Board, beginning on the day of the April 27, 2006 Annual Meeting of Stockholders, the Company will award Directors $40,000 worth of restricted stock units (each, an “Award”) of the Company’s common stock upon election and annually during each year of service as non-employee directors. Awards will vest in three, equal annual installments or, if earlier, upon the Director’s death, disability or retirement from the Board, or upon a change in control of the Company. Upon vesting of the Award, shares of the Company’s common stock will be issued equal to the number of vested restricted stock units, unless a Director has elected to defer the distribution under the terms of the Award. Restricted stock units will be the sole form of equity compensation for non-employee directors.

The Board also amended the Company’s stock ownership guidelines for Directors to increase the recommended minimum ownership for each Director from 1,000 to 4,000 shares of the Company’s common stock. Under the guidelines, shares of common stock subject to Awards, to the extent vested, will be counted as owned. Directors will have six years to comply with the revised guidelines.

On February 2, 2006, the Company’s Board approved the determination of the Compensation Committee of the base salary of the Company’s Co-Founder, Chairman of the Board & Chief Executive Officer, Richard E. Dauch, pursuant to the terms of Mr. Dauch’s employment agreement dated November 6, 1997, as amended. Effective March 1, 2006, Mr. Dauch’s annual base salary will be $1,360,000.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
By:	/s/ Patrick S. Lancaster
	Name:	Patrick S. Lancaster
	Title:	Vice President, Chief Administrative Officer & Secretary

Date: February 8, 2006